EXHIBIT 23.4

LEE KEELING AND ASSOCIATES, INC.

PETROLEUM CONSULTANTS

First Place Tower

15 East Fifth Street, Suite 3500

Tulsa, Oklahoma 74103-4350

(918) 587-5521 Telefax (918) 587-2881

September 5, 2012

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

The firm of Lee Keeling & Associates, Inc. consents to the incorporation by reference in this Registration Statement on Form S-8 of the use of its name and to the use of its report entitled “Estimated Reserves and Future Net Revenue Interests Owned By Evolution Petroleum Corporation” with an effective date of June 30, 2011, which appears in the Annual Report on Form 10-K of Evolution Petroleum Corporation for the year ended June 30, 2011.

Lee Keeling & Associates, Inc. has no interests in Evolution Petroleum Corporation or in any affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer or employee otherwise connected with Evolution Petroleum Corporation.  Evolution Petroleum Corporation does not employ us on a contingent basis.

/s/ Lee Keeling & Associates, Inc.

Lee Keeling & Associates, Inc.
Oklahoma Registered Engineering Firm CA 49 PE
Tulsa, Oklahoma USA